Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500

ENTERPRISE FINANCIAL REPORTS 22% INCREASE IN FIRST QUARTER EARNINGS PER SHARE

Millennium Contributes $1.8 million to Wealth Management Revenue While Portfolio Loans Grow at a 25% Annualized Rate

St. Louis, April 17, 2006 – Enterprise Financial Services Corp (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, reported net income of $3.0 million or $0.28 per fully diluted share for the first quarter of 2006 versus $2.4 million or $0.23 per fully diluted share in the same quarter of 2005—a 22% increase.

“EFSC recorded another very robust quarter with continued record growth in earnings, EPS, loan and deposit volumes, and in wealth management revenues,” commented Enterprise Financial President & CEO, Kevin Eichner. “We continue to execute against the plans we have made public, and are grateful that the market continues to reward that execution in the form of client response and in shareholder returns. We were especially pleased to see our ratio of fee income to total revenue jump from 15% in the same period of 2005 to 26% this quarter. This remains a key strategic objective for our company as this ratio can be a major driver of profitability.”

Net interest income increased $734,000 or 7% in the first quarter of 2006 versus 2005. Portfolio loans grew by $64 million - a 25% annualized growth rate from December 31, 2005 and were up $93 million or 10% from the prior year. Deposits totaled $1.04 billion at quarter end versus $937 million in the same period of 2005, an increase of 11%. Notably, the company’s ratio of non-interest bearing deposits to total deposits remained at a very favorable 19% level as the company continued to protect its core funding advantages.

The tax-equivalent net interest rate margin was 3.99% in the first quarter of 2006, down from 4.18% a year ago. This decline was primarily due to a refinement in the company’s accounting for loan fees and direct origination costs, which negatively affected the margin calculation. There was a corresponding positive offset in salaries and benefits expense.

Asset quality continues to be a highlight for Enterprise. The company experienced net recoveries of $174,000 during the first quarter of 2006 versus net recoveries of $188,000 for the same period last year. The loan loss provision in the first quarter of 2006 was $800,000, compared to $786,000 in the same quarter last year. Provision levels remained flat due to similar levels of loan growth and the company’s overall credit risk profile. Nonperforming loans were $1.4 million or 13 basis points of total loans at March 31, 2006 versus 32 basis points at March 31, 2005. The allowance for loan losses represented 1.31% of loans at March 31, 2006. This compares to 1.30% at year end 2005 and one year ago.

As mentioned, the company’s ratio of fee income to total revenue rose to 26% versus 15% in the same period of 2005 as the company’s Wealth Management business continued to grow at a record pace. Wealth Management revenue increased 174% from $1.2 million in the first quarter of 2005 to $3.3 million in the first quarter of 2006. Assets under administration were $1.5 billion at March 31, 2006, a 32% increase over March 31, 2005 after adjusting for the $250 million in common trust fund assets that were distributed in December 2005 in accordance with a related contract. Approximately $1.8 million of the increase in Wealth Management revenue over the prior year is attributable to the company’s Millennium Brokerage Group LLC (“Millennium”) acquired in October of 2005.

Millennium represented a significant contribution to the Wealth Management line of business growth rate despite dealing with the effects of dramatically slower turn-around times on life insurance cases submitted to certain core carriers and a significantly delayed commission payout due from one large carrier (which was received and will be recognized in second quarter 2006 revenue). Paid life insurance premium production volumes continued at expected or better rates in the quarter.

A rising earnings credit rate on commercial accounts was more than offset by increased account activity, resulting in deposit service charges rising 4% in the first quarter as compared to the same quarter in 2005. This further enhanced the company’s fee income ratio.

Noninterest expenses increased from $7.7 million in the first quarter of 2005 to $9.3 million in the same quarter of 2006. Approximately $873,000 of this $1.6 million increase was related to the addition of Millennium (including the amortization of intangibles) and the remainder was primarily connected with expenses associated with the company’s growth and success (e.g. commissions, technology upgrades, and the addition of higher level production and support personnel). For the first quarter ended March 31, 2006, the company’s efficiency ratio was 61.0%, versus 62.4% for the same period in the prior year.

“Our company is off to a fine start in 2006, and we look forward to a strong year in both our Banking and Wealth Management business segments. We are also very pleased with the positive reaction to our announced acquisition of NorthStar Bancshares Inc. on March 23 in Kansas City, as we seek to expand our presence there,” said Eichner.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals. The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

Please refer to the Consolidated Financial Summary attached for more details.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2005 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

($ In thousands, except per share data)

	For the Quarter Ended

	Mar 31, 2006	Dec 31, 2005	Sep 30, 2005	Jun 30, 2005	Mar 31, 2005

INCOME STATEMENTS
Total interest income	$19,429	$19,611	$17,611	$16,232	$14,654
Total interest expense	8,172	7,728	6,452	5,230	4,131

Net interest income	11,257	11,883	11,159	11,002	10,523
Provision for loan loss	800	70	408	226	786

Net interest income after provision for loan losses	10,457	11,813	10,751	10,776	9,737
NONINTEREST INCOME
Wealth Management revenue	3,319	2,370	1,472	1,471	1,212
Deposit service charges	501	512	533	537	483
Gain on sale of mortgage loans	23	34	145	80	22
Gain on sale of other real estate	—	—	91	—	—
Loss on sale of securities	—	(409)	(85)	—	—
Other income	134	121	121	137	119

Total noninterest income	3,977	2,628	2,277	2,225	1,836
NONINTEREST EXPENSE
Salaries and benefits	5,801	6,027	5,503	5,402	5,198
Occupancy	611	675	568	554	530
Furniture and equipment	250	248	212	188	172
Other	2,632	2,960	2,242	2,027	1,817

Total noninterest expense	9,294	9,910	8,525	8,171	7,717
Minority interest in net income of consolidated subsidiary	(453)	(113)	—	—	—

Income before income tax	4,687	4,418	4,503	4,830	3,856
Income taxes	1,689	1,589	1,625	1,689	1,409

Net income	$2,998	$2,829	$2,878	$3,141	$2,447

Basic earnings per share	$0.29	$0.27	$0.29	$0.31	$0.25
Diluted earnings per share	$0.28	$0.26	$0.27	$0.29	$0.23
Return on average assets	0.98%	0.90%	0.98%	1.13%	0.92%
Return on average equity	12.89%	12.52%	13.84%	16.01%	13.23%
Net interest rate margin (fully tax equivalized)	3.99%	4.06%	4.03%	4.19%	4.18%
Yield on earning assets (fully tax equivalized)	6.83%	6.66%	6.33%	6.15%	5.80%
Cost of paying liabilities	3.55%	3.27%	2.94%	2.53%	2.08%
Net interest spread	3.28%	3.39%	3.39%	3.62%	3.72%
Efficiency ratio	61.01%	68.28%	63.45%	61.78%	62.44%
Noninterest expense to average assets	3.05%	3.16%	2.92%	2.94%	2.91%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(Unaudited)

($ in thousands)

	Mar 31, 2006	Dec 31, 2005	Sep 30, 2005	Jun 30, 2005	Mar 31, 2005

BALANCE SHEETS
ASSETS
Cash and due from banks	$42,597	$54,118	$38,542	$35,156	$32,085
Federal funds sold	6,027	64,709	45,281	43,149	—
Interest-bearing deposits	104	84	101	94	141
Debt and equity investments	110,333	135,559	96,684	89,193	92,572
Loans held for sale	2,447	2,761	2,273	3,996	4,180
Portfolio loans	1,066,084	1,002,379	976,804	958,878	972,802
Less allowance for loan losses	13,964	12,990	13,168	12,769	12,639

Net loans	1,052,120	989,389	963,636	946,109	960,163

Premises and equipment, net	13,624	10,276	10,098	9,556	8,413
Goodwill	12,004	12,042	1,938	1,938	1,938
Other assets	18,828	18,030	11,289	11,331	11,090

Total assets	$1,258,084	$1,286,968	$1,169,842	$1,140,522	$1,110,582

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$192,997	$229,325	$206,724	$199,136	$190,667
Interest bearing deposits	848,633	886,919	816,241	796,548	746,126

Total deposits	1,041,630	1,116,244	1,022,965	995,684	936,793
Subordinated debentures	30,930	30,930	20,620	20,620	20,620
FHLB advances	75,068	28,584	28,749	30,564	68,879
Federal funds purchased	—	—	—	—	—
Other borrowings	7,221	8,347	6,975	7,230	2,303
Other liabilities	7,729	10,258	7,036	5,984	5,263

Total liabilities	1,162,578	1,194,363	1,086,345	1,060,082	1,033,858
Shareholders’ equity	95,506	92,605	83,497	80,440	76,724

Total liabilities and shareholders’ equity	$1,258,084	$1,286,968	$1,169,842	$1,140,522	$1,110,582

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(Unaudited)

($ In thousands, except per share data)

	For the Quarter Ended

	Mar 31, 2006	Dec 31, 2005	Sep 30, 2005	Jun 30, 2005	Mar 31, 2005

EARNINGS SUMMARY
Net interest income	$11,257	$11,883	$11,159	$11,002	$10,523
Provision for loan losses	800	70	408	226	786
Wealth Mangement revenue	3,319	2,370	1,472	1,471	1,212
Noninterest income	658	258	805	754	624
Noninterest expense	9,294	9,910	8,525	8,171	7,717
Minority interest in net income of consolidated subsidiary	(453)	(113)	—	—	—
Income before income tax	4,687	4,418	4,503	4,830	3,856
Net income	2,998	2,829	2,878	3,141	2,447
Diluted earnings per share	$0.28	$0.26	$0.27	$0.29	$0.23
Return on average equity	12.89%	12.52%	13.84%	16.01%	13.23%
Net interest rate margin (fully tax equivalized)	3.99%	4.06%	4.03%	4.19%	4.18%
Efficiency ratio	61.01%	68.28%	63.45%	61.78%	62.44%
MARKET DATA
Book value per share	$9.13	$8.85	$8.26	$8.00	$7.65
Tangible book value per share	$7.57	$7.27	$8.07	$7.81	$7.45
Market value per share	$27.39	$22.68	$21.22	$23.65	$19.00
Period end common shares	10,466	10,459	10,111	10,056	10,032
Average basic common shares	10,465	10,357	10,083	10,046	9,922
Average diluted common shares	10,856	10,983	10,782	10,676	10,521
ASSET QUALITY
Net charge-offs (recoveries)	$(174)	$248	$10	$96	$(188)
Nonperforming loans	$1,353	$1,421	$1,777	$2,136	$3,134
Nonperforming loans to total loans	0.13%	0.14%	0.18%	0.22%	0.32%
Allowance for loan losses to total loans	1.31%	1.30%	1.35%	1.33%	1.30%
Net charge-offs (recoveries) to average loans (annualized)	(0.07)%	0.10%	0.00%	0.04%	(0.08)%
CAPITAL
Average equity to average assets	7.63%	7.20%	7.12%	7.07%	6.98%
Tier 1 capital to risk-weighted assets	9.85%	10.31%	10.33%	10.14%	9.73%
Total capital to risk-weighted assets	11.09%	11.55%	11.58%	11.39%	10.98%
AVERAGE BALANCES
Portfolio loans	$1,020,866	$979,182	$968,802	$963,570	$932,910
Earning assets	1,165,389	1,181,273	1,114,508	1,067,366	1,034,525
Total assets	1,235,691	1,244,652	1,159,341	1,113,075	1,075,724
Deposits	1,060,035	1,080,525	1,012,070	942,466	919,910
Shareholders’ equity	94,338	89,641	82,495	78,701	75,037
LOAN PORTFOLIO
Commercial and industrial	$299,706	$265,488	$263,286	$264,451	$278,752
Commercial real estate	428,696	410,382	363,566	352,005	356,670
Construction real estate	155,361	138,318	128,444	134,459	132,297
Residential real estate	144,228	151,575	177,948	168,315	162,111
Consumer and other	38,093	36,616	43,559	39,649	42,972

Total loan portfolio	$1,066,084	$1,002,379	$976,804	$958,878	$972,802
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$192,997	$229,325	$206,724	$199,136	$190,667
Interest-bearing transaction accounts	108,699	108,712	85,824	86,815	91,512
Money market and savings accounts	472,247	483,186	450,107	449,793	429,102
Certificates of deposit	267,687	295,021	280,310	259,940	225,512

Total deposit portfolio	$1,041,630	$1,116,244	$1,022,965	$995,684	$936,793
WEALTH MANAGEMENT
Trust Assets Under Management	$976,425	$819,608	$975,704	$924,817	$942,486
Trust Assets Under Administration	1,496,020	1,388,480	1,541,597	1,476,216	1,446,874